As filed with the Securities and Exchange Commission on January 7, 2020

Form S-8 Registration No. 333-224355

Form S-8 Registration No. 333-230891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-224355

FORM S-8 REGISTRATION STATEMENT NO. 333-230891

UNDER THE SECURITIES ACT OF 1933

PIVOTAL SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	94-3094578
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

875 Howard Street, Fifth Floor San Francisco, California	94103
(Address of Principal Executive Offices)	(Zip Code)

Pivotal Software, Inc. 2018 Equity Incentive Plan

Pivotal Software, Inc. Employee Stock Purchase Plan
Pivotal Software, Inc. Amended and Restated 2013 Stock Plan

(Full title(s) of the plan(s))

Craig Norris

President and Secretary

Pivotal Software, Inc.

875 Howard Street, Fifth Floor

San Francisco, California 94103

(Name and address of agent for service)

(415) 777-4868

(Telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Pivotal Software, Inc. (the “Registrant”):

•                  Registration Statement No. 333-224355, filed with the SEC on April 20, 2018, registering 78,269,083 shares of the Registrant’s Class A common stock, $ 0.01 par value per share (the “Class A Common Stock”), under the Registrant’s 2018 Equity Incentive Plan, the Registrant’s Employee Stock Purchase Plan and the Registrant’s Amended and Restated 2013 Stock Plan.

•                  Registration Statement No. 333-230891, filed with the SEC on April 16, 2019, registering 19,220,522 shares of the Registrant’s Class A Common Stock under the Registrant’s 2018 Equity Incentive Plan and the Registrant’s Employee Stock Purchase Plan.

On August 22, 2019, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VMware, Inc., a Delaware corporation (“VMware”), and Raven Transaction Sub, Inc., a Delaware corporation and a wholly owned subsidiary of VMware (“Merger Sub”), pursuant to which, on December 30, 2019, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly owned subsidiary of VMware (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all the shares of Class A Common Stock registered under such Registration Statements that remain unsold as of the date hereof, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Pivotal Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 7th day of January, 2020.

PIVOTAL SOFTWARE, INC.

By:	/s/ Craig Norris
	Name:	Craig Norris
	Title:	President, Secretary and Director

By:	/s/ Andrew Munk
	Name:	Andrew Munk
	Title:	Vice President, Finance and Director

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